EXHIBIT 10.1

                                WORKING AGREEMENT
            Can-Am International Investment Corporation/TRA Maritimes
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Can-Am International Investment Corporation                     TRA Maritimes
#106-3738 North Fraser Way                                      P.O. Box 790
Burnaby, BC V5J 5G1                                             Middleton, Nova Scotia BOX IPO
Tel: 604-435-1705 Fax: 604-431-7673                             Tel: (902) 825-3404 Fax: (902) 825-2425
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Effective Date:  November 12, 1997
Between Can-Am International  Investment  Corporation (Can-Am) and TRA Maritimes
(Distributor)

THIS agreement is a working agreement between Can-Am and the Distributor to introduce the Premium Cigar Program. The parties agree to the following terms with the understanding that a complete and formal agreement has been presented to the Distributor by Can-Am and is forthcoming and in the same general description of this agreement. This Working Agreement, however, does not supersede the formal agreement forthcoming.

Agreement: Can-Am will provide Distributor with humidors, cigars and related products. The Distributor will promote and sell those cigars and related products as authorized by Can-Am, and any other Can-Am authorized products ("Can-Am Products") on the term of this agreement.

1. Can-Am Responsibilities. Can-Am will provide Distributor with a Can-Am Humidor, which will be owned by Can-Am and used exclusively for the display, storage and sale of Can-Am Products. Can-Am will manage the program through its telemerchandising and merchandising and training of Distributor's management and field staff. Can-Am will provide training materials to accounts at the store level.

2. Distributor Responsibilities. Distributor will display the Can-Am Humidor on the front or main counter of Distributor's Location. Each Can-Am Humidor will be positioned so that (a) no non-Can-Am display, signs, labels or other materials block a customer's view of the Can- Am Humidor, and (b) customers bays easy access to the Can-Am Humidor. The Humidor cannot be construed as self-serve. Distributor will display only labels, displays or signs approved by Can-Am in or on the Can-Am Humidor. Distributor will actively promotes, market and sell Can-Am Products in or on the Can-Am Humidor. Distributor will not sell any product from humidors other than Can-Am authorized products, and will not display, sell or store other produces in, on or from its Can-Am Humidor. Distributor will comply with all applicable federal, provincial, and local laws and regulations of Can-Am Products. Distributor is to assist in merchandising and management efforts where needed to make the program as effective as possible.

3.       Term of Agreement.  The initial term of this Agreement shall be for two
         (2) calendar years from the date first written above (the "First Term"). This Agreement shall automatically

* Confidential portions omitted and filed
separate with the Commission.
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         renew  at the  expiration  of  the  First  Term  for  up to  three  (3)
         additional one (1) year terms (each an "Additional Term") unless either of the parties, at least thirty (30) calendar days prior to the expiration of the then existing First Term or Additional Term, gives written notice to the other party not to renew this Agreement or unless this Agreement is terminated under other terms of this Agreement.

4. Humidors. Can-Am will provide one Can-Am Humidor to the Retail Location at no cost. Can-Am will repair or replace, at its cost, a Can-Am Humidor damaged due to manufacturing defects or normal wear and tear. The Retailer will care for and maintain the Can-Am Humidor provided to Retailer. Any Can-Am Humidor damaged by misuse, lost or stolen may be repaired or replaced only by Can-Am; the Retailer will pay the cost of any such repair or replacements. The replacement cost to the Retailer for any Can-Am Humidor will be * Upon termination of this Agreement for any reason, the Retailer, at its cost, will return all Can-Am Humidors to Can-Am within 30 calendar days.

5.       Payments.  Can-Am will  invoice the  Distributor  for Can-Am  products.
         Distributor agrees to pay Can-Am seven days from receipt of the invoice, including a late charge of * of the total past due payments should there be any. The Distributor shall collect the full invoice amount from the Retail locations.

6. Marketing Rights. Can-Am hereby grants, and Distributor hereby accepts, the exclusive right to sell and market Can-Am Products to and through the convenience, grocery and gas Retail Locations in the Territory of Atlantic Canada pursuant to the terms and provisions of this Agreement, so long as the following conditions have been met:

         (i) Within the first 90 days of this Agreement, Distributor contracts and obtains a signed Can-Am Single Location Retailer Agreement (or, in the event of a chain of stores, an agreement signed by the corporation or other entity governing such stores) * ; and

          (ii)

7.       Pricing
         The current price schedule for Can-Am products to be provided is based on a price margin of approximately * before tobacco tax for distributors and approximately * after tobacco taxes for retailers. Notwithstanding the foregoing, no assurance can be given by Can-Am as to what actual retail price for Can-Am Products to the marketplace will be or what the actual margins for Can-Am Products for distributors or retailer will be since such margins are determined by the marketplace and customer demand, and the actual price charged by distributors and retailers for Can-Am Products will be independently determined by each distributor and retailer. Can-Am shall pay a * rebate for the stores selling in excess of a certain dollar amount per quarter. Subject to revision by Can-Am, which revision shall be effective upon 90 days prior notice, Can-Am shall initially pay a * rebate for individual stores with retail sales of Can-Am Products in excess of * Canadian per quarter (or, in the event of chains of stores governed by the same entity, a * rebate for chains with stores averaging retail sales of the Can-Am Products in excess of * Canadian per quarter).

* Confidential portions omitted and filed
separate with the Commission.
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         Notwithstanding  the  foregoing,  the  pricing of the  Can-Am  Products charged by Can-Am may be subject to change as determined by Can-Am at Can-Am's sole discretion.

8. Shipping. Can-Am direct ships the product to the stores and is responsible for all shipping costs related to the product. Can-Am is not responsible for correspondence originating from the Distributor to Can-Am.

9. Sales of Product. Can-Am, in conjunction with the Distributor, will make a best effort to sell all product placed in a humidor. However, Can-Am does not guarantee the sale of any product.

10. Independent Contractors; No interest in Goodwill. Distributor is, and will be, an independent contractor. Except for tobacco taxes paid by Can-Am on the Can-Am Products, Distributor will be responsible for obtaining and paying for any and all taxes, cost, bonds, insurance and licenses required for Distributor's business and its distribution, sale and marketing of the Can- Am Products. Distributor will not acquire any interest in any good will or trademarks associated with the Can-Am Products.

11. Confidential Information. Distributor recognizes that as a result of this relationship, Distributor has in the past and may in the future develop, obtain or learn about Confidential information which is the property of Can-Am or which Can-Am is under an obligation to treat as confidential. Distributor agrees to use its best efforts and the utmost diligence to guard, protect and keep confidential said Confidential Information sand Distributor agrees that Distributor will not, during or after the period of this Agreement, use for Distributor or others, or divulge to others any of said Confidential Information which Distributor may develop, obtain or learn about during or as a result of its Distributor relationship with Can- Am, unless authorized to do so by Can-Am in writing.

12. No Warranties. Can-Am does not give or imply any warranties relating to Can-Am Products, including any implied warranties of merchantability and fitness for a particular purpose. Can- Am liability, if any, to the Distributor for alleged defective products will, under all circumstances, be limited to repair or replacement of a product, at Can-Am's sole option, and shall not include damages of any kind.

13. Indemnification. Distributor and Can-Am will each indemnify and hold each other harmless, and any of their related parties, from any and all liability directly or indirectly based upon or related to any acts omissions of each party's employees or agents arising in connection with this agreement.

14. Governing Law; Legal Costs. This agreement will be governed in accordance with the laws of the Province of British Columbia and Canada and the Courts of British Columbia shall have the exclusive jurisdiction to hear and resolve any dispute between the parties related to this Agreement. The prevailing party in any such dispute relating to this Agreement shall be entitled to be paid its costs and expenses including its legal costs on a solicitor and own client basis.

* Confidential portions omitted and filed
separate with the Commission.
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15.      Notices.  Service of any notice  pursuant to this Agreement is complete and effective: (1) three days from the date of mailing via Registered Mail, return receipt requested and addressed to the party at the then current address; (b) upon receipt by facsimile at the party's facsimile number given under this Agreement. Distributor will notify Can-Am within 5 days in written of any changes to Distributor's name, address, facsimile or phone number.

16. Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect other provisions. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been included in this Agreement.

17. Binding on Successors and Assigns. This Agreement shall extend to and be binding upon the heirs, legal representatives, successors and assigns of the parties.

EXECUTED as of the Effective Date set forth above.

"Can-Am"                                "Distributor"


By:   /s/ [signature]                   By:     /s/  [illegible]
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Title:    [Can-Am Officer]              Title:  C Store Merchandising Manager
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Date:       11/17/97                    Date:          11/17/97
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* Confidential portions omitted and filed
separate with the Commission.